Execution Copy

AMENDMENT TO ADMINISTRATION AGREEMENT

This Amendment, effective as of November 22, 2019 (the “Amendment”), is entered into by and between, STATE STREET BANK AND TRUST COMPANY, (the “Administrator”) and OHIO NATIONAL FUND, INC., a Maryland corporation (the “Corporation”).

WHEREAS, the Administrator and the Corporation entered into an Administration Agreement dated as of May 2, 2016 (the “Agreement”); and

WHEREAS, the parties hereto wish to amend the Agreement as set forth below.

NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties agree as follows:

1.	Schedule B1, Fund Administration Treasury Services, is hereby amended and restated as set forth on Exhibit A hereto.

2.	The Administrator and the Corporation hereby agree to be bound by all of the terms, provisions, covenants, and obligations set forth in the Agreement.

3.	Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

4.

This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

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IN WITNESS WHEREOF, each of the undersigned has caused this Amendment to be executed in its name and on its behalf by a duly authorized officer as of the date set forth above.

OHIO NATIONAL FUND, INC.

By:	/s/ Todd Brockman

Name:	Todd Brockman

Title:	Treasurer

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson

Name:	Andrew Erickson
Title:	Executive Vice President

EXHIBIT A

Schedule B1

Fund Administration Treasury Services

a.

Provide periodic testing of the Fund(s) with respect to compliance with the Internal Revenue Code’s mandatory qualification requirements, including quarterly compliance reporting to the designated officer(s) of the Corporation as well as the preparation of Board compliance materials;

b.

Prepare and furnish total return performance information for the Fund(s), including such information on an after-tax basis, calculated in accordance with applicable U.S. securities laws and regulations, as may be reasonably requested by Corporation management; and

c.

Prepare for review by the designated officer(s) of the Administrator minimum distribution calculations (income and capital gains) at least annually (or quarterly or monthly as requested by the Administrator).